UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2008
Brookside Technology Holdings Corp.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction)	333-133253 (Commission File Number)	20-3634227 (IRS Employer Identification No.)
15500 Roosevelt Blvd,
Suite 101
Clearwater, FL 33760
(Address of principal executive offices) (zip code)
(727) 535-2151
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 22, 2008, Chris Phillips was appointed to the Company’s board of directors, increasing the size of the board of directors to three. Mr. Phillips has been a managing director for Vicis Capital, LLC since February 2008. From 2004 through January 2008, Mr. Phillips served as President and CEO of Apogee Financial Investments, Inc., a merchant bank that owns 100% of Midtown Partners & Co., LLC, a FINRA licensed broker-dealer. From 2000 through January 2008, he also served as managing member of TotalCFO, LLC, which provides consulting and CFO services to a number of public and private companies and high net worth individuals. From November 2007 through January 2008 Mr. Phillips served as the CEO and Chief Accounting Officer of OmniReliant Holdings, Inc. (OTCBB: ORHI). Presently, he is a member of the Board of Directors OmniReliant Holdings, Inc., Precision Aerospace Components, Inc. (OTCBB: PAOS), The Amacore Group, Inc. (OTCBB: ACGI), MDwerks, Inc. (OTCBB: MDWK), and a few private companies. Mr. Phillips received a B.S. in Accounting and Finance and a Masters of Accountancy, with a concentration in tax, both from the University of Florida. Mr. Phillips is a Florida CPA.
     As previously reported, Vicis Capital Master Fund (“Vicis”), an affiliate of Vicis Capital, LLC, is the Company’s largest preferred stockholder and one of the Company’s creditors. As recently reported in the Company’s Form 8-K dated September 29, 2008, in connection with the Company’s acquisition of Standard Tel Networks, LLC, Vicis and the Company entered into, and closed upon, a Securities Purchase and Loan Conversion Agreement, dated September 23, 2008, pursuant to which the Company, in full satisfaction of the prior sums owed to Vicis: (i) paid $2,250,000 in cash to Vicis; (ii) delivered to Vicis a subordinated note in the principal amount of $1,500,000, bearing interest at 10% and maturing on April 15, 2010; and (iii) converted the balance of the debt owed to Vicis, including all accrued interest of $676,384, in the combined aggregate amount of $5,026,384, into 5,026,384 shares of the Company’s Series A Convertible Preferred Stock. Vicis also owns warrants to purchase 336,353,835 shares of the Company’s common stock.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.
By:	/s/ Michael Nole
Michael Nole, Chief Executive Officer

Dated: October 27, 2008